EXHIBIT 21.1

Arcus Mining Holdings Limited

Arcus Mining Group Company Limited

Best Metro (Hong Kong) Limited

Arcus Hong Kong Limited

China Aim (Hong Kong) Limited

Khan Shashir LLC

Best Metro Import & Export Trading (Inner Mongolia) Limited

Shek Hung Gold LLC